Section 3: EX-12 (EXHIBIT 12)

Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

The following table shows the ratio of earnings to fixed charges for Park, which includes our subsidiaries, on a consolidated basis:

	Six Months
	Ended	Year Ended December 31,
	June 30, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)

Excluding Interest on Deposits	5.34	4.68	3.47	4.20	1.77	2.12

Including Interest on Deposits	3.66	2.97	2.04	2.02	1.26	1.31

(1) For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$69,686,000	$116,555,000	$74,737,000	$97,135,000	$35,719,000	$52,677,000
Fixed Charges:
Interest on deposits	10,116,000	27,655,000	41,965,000	64,620,000	89,892,000	121,021,000
Borrowings and long-term debt	15,800,000	30,992,000	29,508,000	29,579,000	45,574,000	46,126,000
Rent expense interest factor (1/3)	271,622	662,843	721,687	794,866	801,147	731,723
Total fixed charges:
Including interest on deposits	$26,187,622	$59,309,843	$72,194,687	$94,993,866	$136,267,147	$167,878,723
Excluding interest on deposits	$16,071,622	$31,654,843	$30,229,687	$30,373,866	$46,375,147	$46,857,723

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

The following table shows the ratio of earnings to fixed charges and preferred dividends for Park, which includes our subsidiaries, on a consolidated basis:

	Six Months
	Ended	Year Ended December 31,
	June 30, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred dividends (1)

Excluding Interest on Deposits	4.32	3.91	2.94	3.52	1.77	2.12

Including Interest on Deposits	3.24	2.72	1.93	1.94	1.26	1.31

(1) For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, preferred dividends and accretion, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$69,686,000	$116,555,000	$74,737,000	$97,135,000	$35,719,000	$52,677,000
Fixed Charges:
Interest on deposits	10,116,000	27,655,000	41,965,000	64,620,000	89,892,000	121,021,000
Borrowings and long-term debt	15,800,000	30,992,000	29,508,000	29,579,000	45,574,000	46,126,000
Preferred dividends and accretion	4,892,857	8,365,714	8,295,714	8,231,429	202,857	—
Rent expense interest factor (1/3)	271,622	662,843	721,687	794,866	801,147	731,723
Total fixed charges:
Including interest on deposits	$26,187,622	$59,309,843	$72,194,687	$94,993,866	$136,267,147	$167,878,723
Excluding interest on deposits	$16,071,622	$31,654,843	$30,229,687	$30,373,866	$46,375,147	$46,857,723